Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.
Naperville, IL, May 4, 2012.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the first quarter of 2012 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three Months Ended March 31

	2012	2011

Net sales	$9,200,318	$7,814,368
Income before income taxes	729,734	177,022
Net income	493,734	117,022
Net income per share	.51	.12
Average shares outstanding	966,132	966,132

(All figures subject to year-end audit)

Contact:
Kimberly A. Kirhofer
Chicago Rivet & Machine Co.
(630) 357-8500